EXHIBIT 99.1
CONSOLIDATED STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
By Old National Bank, a wholly owned subsidiary of Old National Bancorp
July 29, 2011
INDEX OF FINANCIAL STATEMENTS

Page No.

Report of Independent Registered Public Accounting Firm	2

Consolidated Statement of Assets Acquired and Liabilities Assumed at July 29, 2011	3

Notes to the Statement of Assets Acquired and Liabilities Assumed	4-11

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Old National Bancorp
Evansville, Indiana
We have audited the accompanying consolidated statement of assets acquired and liabilities assumed by Old National Bank (a wholly-owned subsidiary of Old National Bancorp) pursuant to the Purchase and Assumption Agreement dated July 29, 2011 (“the Agreement”). This statement of assets acquired and liabilities assumed is the responsibility of the Company’s management. Our responsibility is to express an opinion on the statement of assets acquired and liabilities assumed based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated statement of assets acquired and liabilities assumed referred to above presents fairly, in all material respects, the assets acquired and liabilities assumed by Old National Bank (a wholly-owned subsidiary of Old National Bancorp) pursuant to the Agreement, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Louisville, Kentucky
October 14, 2011

Consolidated Statement of Assets Acquired and Liabilities Assumed
by Old National Bank, a wholly owned subsidiary of Old National Bancorp

July 29, 2011
(in thousands)
Assets
Cash and cash equivalents	$314,954
Investment securities — available for sale	452,478
Federal Home Loan Bank stock, at cost	15,226
Federal Reserve Bank stock, at cost	1,222
Residential loans held for sale	1,690
Loans — covered	727,330
Loans — non-covered	56,828
Premises and equipment	10,474
Other real estate owned	34,055
Accrued interest receivable	4,751
Goodwill	29,673
Other intangible assets	4,291
FDIC indemnification asset	167,948
Other assets	11,169

Total assets acquired	$1,832,089

Liabilities
Deposits	$1,443,209
Short term borrowings	7,654
Other borrowings	192,895
FDIC settlement payable	161,520
Other liabilities	26,811

Total liabilities assumed	$1,832,089

The accompanying notes are an integral part of this financial statement.

NOTES TO THE CONSOLIDATED STATEMENT OF ASSETS ACQUIRED AND LIABILITIES
ASSUMED
By Old National Bank, a wholly owned subsidiary of Old National Bancorp
July 29, 2011
Note 1 — FDIC-Assisted Acquisition of Certain Assets and Liabilities of Integra Bank National Association
On July 29, 2011, Old National Bank (the “Bank”), a wholly-owned subsidiary of Old National Bancorp (“Old National”), entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (“FDIC”) to acquire certain assets and assume substantially all of the deposits and certain liabilities of Integra Bank National Association, a national banking association headquartered in Evansville, Indiana (“Integra Bank”).
Old National acquired approximately $1.8 billion in assets, including approximately $785.8 million of loans, $452.5 million of marketable securities and $315.0 million of cash and cash equivalents. The loans acquired by the Bank consist primarily of commercial and industrial loans, commercial real estate, construction and land development, agriculture, one-to four-family and multifamily residential mortgage and construction loans, and consumer loans. The Bank also assumed approximately $1.8 billion of liabilities, including approximately $1.4 billion in customer deposits.
All of Integra Bank’s 52 branches located in Indiana, Kentucky and Illinois have reopened as operations of the Bank. The physical branch locations and leases were not immediately acquired by the Bank in the acquisition. The Bank has an option, exercisable for 90 days following the closing of the acquisition, to acquire, at fair value, any bank premises that were owned by, and to assume any leases relating to bank premises held by Integra Bank (including ATM locations). The Bank is currently reviewing the bank premises and related leases of Integra Bank and currently expects to acquire 16 of the Integra Bank facilities and leases. In addition, the Bank has an option, exercisable for 90 days following the closing of the acquisition, to elect or reject any contracts that provided for the rendering of services by or to Integra Bank.
The assets acquired and liabilities assumed in the transaction are presented at estimated fair value on the date of the acquisition. The fair values of the assets acquired and liabilities assumed were determined as described in Note 3. These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values become available. The Bank and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase prices. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. At the acquisition date, a deferred tax asset of $1.1 million was recorded in other assets.
Note 2 — Loss Sharing Agreement and FDIC Indemnification Asset
As part of the purchase and assumption agreement, Old National and the FDIC entered into certain loss sharing agreements. Pursuant to the terms of these loss sharing agreements, the FDIC’s obligation to reimburse the Bank for losses with respect to certain loans begins with the first dollar of loss incurred.
The amounts covered by the loss sharing agreements are the pre-acquisition book values of the underlying assets, the contractual balance of unfunded commitments that were acquired, and certain future net direct costs. The FDIC will reimburse the Bank for 80% of losses up to $275.0 million, losses in excess of $275.0 million up to $467.2 million at 0% reimbursement, and 80% of losses in excess of $467.2 million. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the loss sharing agreements. Certain other assets of Integra Bank were acquired by the Bank which are not covered by loss sharing agreements with the FDIC. These assets include consumer loans, investment securities purchased at fair value and other intangible assets.

The following table summarizes the assets covered by the FDIC loss sharing agreements and the estimated fair values:

	July 29, 2011
	(dollars in thousands)
	FDIC Covered	Estimated
	Amount	Fair Value
Covered Assets:

Loans	$985,589	$727,330
Other Real Estate	44,307	34,055

	$1,029,896	$761,385

The loss sharing agreements applicable to single family residential mortgage loans provides for FDIC loss sharing and Bank reimbursement to the FDIC for ten years. The loss sharing agreement applicable to commercial loans and OREO provides for FDIC loss sharing for five years and Bank reimbursement of recoveries to the FDIC for eight years. The loss sharing agreements are subject to certain servicing procedures as specified in agreements with the FDIC.
The expected reimbursements under the loss sharing agreements were recorded as an indemnification asset. The FDIC indemnification asset is measured separately from each of the covered asset categories as it is not contractually embedded in any of the covered asset categories. For example, the indemnification asset related to estimated future loan losses is not transferable should the Bank sell a loan prior to foreclosure or maturity. The fair value of the indemnification asset in the amount of $167.9 million represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on covered assets based on the credit adjustment estimated for each covered asset and the loss sharing percentages. The estimated gross cash flows associated with this receivable are $176.0 million. These cash flows were then discounted at a market-based rate to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC. The ultimate collectability of this asset is dependent upon the performance of the underlying covered assets, the passage of time and claims paid by the FDIC.
The difference between the gross cash flows and the fair value of the indemnification assets, $8.1 million, will be accreted on an accelerated basis over the estimated life of approximately 4 years, assuming all loss estimates occur as planned.
Note 3 — Basis of Presentation
As part of the acquisition, the Bank acquired five subsidiaries of Integra Bank. Assets of the subsidiaries include other real estate owned and loans, which are covered under the loss sharing agreements. The consolidated statement of assets acquired and liabilities assumed include the accounts of these subsidiaries. All significant intercompany balances have been eliminated in consolidation.
Old National has determined that the acquisition constitutes a business acquisition as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Accordingly, the assets acquired and liabilities assumed are presented at their estimated fair values as required. Fair values were determined based on the requirements of ASC Topic 820, Fair Value Measurements. In many cases, the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. The following is a description of the methods used to determine the fair values of significant assets and liabilities.
Cash and Due from Banks, Interest-bearing Deposits in Banks and the Federal Reserve, and Short Term Borrowings
The carrying amount of these assets is a reasonable estimate of fair value based on their short-term nature.

Investment Securities
Investment securities were acquired at their fair values from the FDIC. The fair values provided by the FDIC were reviewed and considered reasonable based on Old National’s understanding of the marketplace.
Federal Home Loan Bank stock and Federal Reserve Bank stock were acquired at cost given restrictions on their marketability.
Loans
Residential mortgage loans classified as held for sale were valued at current sales price.
Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and a discount rate reflecting current market rates for new originations of comparable loans adjusted for the risk inherent in the cash flow estimates. Loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques.
Certain loans that were deemed to be collateral dependent were valued based on the fair value of the underlying collateral. These estimates were based on the most recently available real estate appraisals with certain adjustments made based on the type of property, age of appraisal, current status of the property and other related factors to estimate the current value of the collateral.
Core Deposit Intangible
This intangible asset represents the value of the relationships that Integra Bank had with their deposit customers. The fair value of this intangible asset was estimated based on a discounted cash flow methodology that gave appropriate consideration to type of deposit, deposit retention, cost of the deposit base, and net maintenance cost attributable to customer deposits.
Other Real Estate
Other real estate is presented at fair value, the estimated present value that management expects to receive when the property is sold, net of related costs to sell. These estimates were based on the most recently available real estate appraisals, with certain adjustments made based on the type of property, age of appraisal, current status of the property and other related factors to estimate the current value of the property.
FDIC Indemnification Asset
The loss sharing asset was measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the Bank choose to dispose of the assets. Fair value was estimated using projected cash flows related to the loss sharing agreement based on the expected reimbursements for losses and the applicable loss sharing percentage. These expected reimbursements do not include reimbursable amounts related to future covered expenditures. These cash flows were discounted at a market-based rate to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.
Derivative Financial Instruments
As a result of the loans acquired, the Bank obtained certain interest rate swaps which are recognized on the balance sheet with other assets and other liabilities at their fair values of $7.2 million and $7.2 million, respectively, on July 29, 2011. The fair value of derivative financial instruments are based on derivative valuation models using market data inputs as of the valuation date. These instruments have no hedging designation (“stand-alone derivative”) and all future changes in the fair value of derivatives will be reported in earnings in noninterest income.

Old National is exposed to losses if a counterparty fails to make its payments under a contract in which Old National is in the net receiving position. Old National anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. In addition, Old National obtains collateral above certain thresholds of the fair value of its hedges for each counterparty based on their credit rating. All of the contracts to which Old National is a party settle monthly, quarterly or semiannually.
Deposits
The fair values used for the demand and savings deposits that comprise the transaction accounts acquired, by definition, equal the amount payable on demand at the reporting date. The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered to the interest rates embedded on such time deposits.
Other Borrowings
The FHLB advances were recorded at their estimated fair values derived using prepayment pricing supplied by the FHLB.
The securities sold under repurchase agreements were recorded at their estimated fair values derived using prepayment pricing supplied by the contract counter parties.
FDIC True-Up Liability
The purchase and assumption agreement allows the FDIC to recover a portion of the loss share funds previously paid out under the loss sharing agreements in the event losses fail to reach the expected loss estimate (“FDIC True-Up Liability”). The Bank is to pay to the FDIC, on July 29, 2021 (the “True-Up Measurement Date”), half of the amount, if positive, calculated as: (1) 20% of the intrinsic loss estimate of the FDIC (approximately $467 million); minus (2) the sum of (A) 25% of the asset discount bid (approximately $111 million), (B) 20% of the net loss amount (estimated at approximately $220 million), and (C) 3.5% of total shared-loss loans as of the bank closing date (approximately $1.0 billion).
As of July 29, 2011, the FDIC True-Up Liability is estimated to be $14.0 million and is included in other liabilities in the accompanying consolidated statement of assets acquired and liabilities assumed. The result of the calculation is based on the net present value of expected future cash payments to be made by the Bank to the FDIC at the conclusion of the loss share agreements. The discount rate used was based on current market rates. The expected cash flows were calculated in accordance with the loss share agreements and are based primarily on the expected losses on the covered assets.
Note 4 — Net Assets Acquired
The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the July 29, 2011 acquisition date. The application of the acquisition method of accounting resulted in the recognition of $29.7 million of goodwill. This acquisition was attractive to Old National because of the opportunities to enhance income and improve efficiency. A summary of the net assets acquired from the FDIC and the estimated fair value adjustments resulting in the goodwill are as follows:

July 29, 2011
(dollars in thousands)
Integra Bank’s net assets acquired per the purchase and assumption agreement	$258,296
FDIC payable	(161,520)
Fair value adjustments
Loans	(256,369)
Premises and equipment	(27)
Other real estate owned	(10,252)
Core deposit intangible	4,291
FDIC indemnification asset	167,948
Other assets	(686)
Time deposits	(3,581)
Federal Home Loan Bank advances and other borrowings	(10,895)
FDIC true-up provision	(13,978)
Other liabilities	(2,900)

Goodwill to be recognized from the Integra Bank acquisition	$29,673

Note 5 — Investment and Other Securities
The Bank acquired $452.5 million of investment securities at estimated fair market value in the Integra acquisition. The acquired securities were predominately U.S. Treasury and U.S. Government agency sponsored mortgage-backed securities and municipal obligations and have been designated as available for sale. The Bank also acquired $15.2 million in FHLB stock and $1.2 million in FRB stock. The FRB stock was subsequently redeemed. The fair value of investment securities acquired is as follows:

July 29, 2011
(dollars in thousands)
Available for sale:
U.S Treasury	$19,311
Mortgage-backed securities — Agency	428,267
States and political subdivisions	4,900

Total Investment Securities	$452,478

Federal Home Loan Bank stock	$15,226
Federal Reserve Bank stock	1,222

Total Federal Home Loan Bank and Federal Reserve Bank Stock	$16,448

$219.6 million of the acquired securities were pledged as collateral on public funds, FHLB borrowings, structured repurchase agreements and swap margin exposure on July 29, 2011.
Treasury investments were valued using Level 1 inputs or observed identical trades while the remainder of the investment securities were valued using Level 2 inputs or other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Investment securities have contractual terms to maturity and require periodic payments to reduce principal. In addition, expected maturities may differ from contractual maturities because obligors and/or issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The estimated fair value of debt securities at July 29, 2011 is shown below by contractual maturity.

Fair Value
(dollars in thousands)
Due within one year	$6,042
Due after one but within five years	6,299
Due after five but within ten years	11,277
Due after ten years	428,860

Total	$452,478

Note 6 — Acquired Loans
The composition of acquired loans at July 29, 2011 is as follows:

July 29, 2011
Fair Value
(dollars in thousands)
Covered loans:
Single family residential real estate	$82,518
HELOCs	102,010
Commercial real estate	305,539
Real estate contruction and land	64,596
Commercial and industrial	172,667

727,330

Non-covered loans:
Consumer	56,828

Total acquired Loans	$784,158

Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and a discount rate reflecting current market rates for new originations of comparable loans adjusted for the risk inherent in the cash flow estimates. Loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques.
Certain loans that were deemed to be collateral dependent were valued based on the fair value of the underlying collateral. These estimates were based on the most recently available real estate appraisals with certain adjustments made based on the type of property, age of appraisal, current status of the property and other related factors to estimate the current value of the collateral.
The following table presents purchased loans included within the scope of ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, (“ASC Topic 310-30”) at the acquisition date, or pools of loans where the fair value discount is attributable, at least in part, to discount adjustments related to credit factors. As these loans have been recorded at fair value, there is no allowance for loan losses associated with any of the loans at July 29, 2011.

July 29, 2011
(dollars in thousands)
Contractually-required principal and interest	$914,045
Non-accretable difference	193,178

Cash flows expected to be collected	720,867
Accretable yield	123,924

Fair value of loans accounted for under ASC 310-30	$596,943

The table above excludes $20.1 million of high asset quality loans, net of a $0.9 million fair value adjustment, and $166.3 million of loans with revolving privileges, net of a $15.0 million fair value adjustment, which were determined to be outside the scope of ASC Topic 310-30.
Note 7 — Goodwill and Other Intangible Assets
The accompanying consolidated statement of assets acquired and liabilities assumed reflects a core deposit intangible asset of $4.3 million at July 29, 2011. The core deposit intangible asset will be amortized utilizing an accelerated amortization method over an estimated economic life of five years. Estimated amortization expense for the remainder of 2011 and the five subsequent years thereafter if $0.6 million, $1.3 million, $1.0 million, $0.7 million, $0.5 million, and $0.2 million, respectively. Old National will review the valuation of this intangible asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, Old National will record the impairment as an expense in its consolidated statement of operations.
The goodwill of $29.7 million arising from the acquisition of certain assets and assumption of certain liabilities of Integra Bank from the FDIC is the residual difference in the fair value of the net liabilities assumed and the payment to the FDIC for acquiring the net liabilities. $27.8 million of the goodwill is deductible for income tax purposes.
Note 8 — Deposits
Deposits assumed are composed of the following at acquisition date:

July 29, 2011
Fair Value
(dollars in thousands)
Noninterest-bearing demand	$182,634
Interest-bearing NOW	232,733
Savings and money market accounts	314,444
Certificates and other time deposits	713,398

Total	$1,443,209

The aggregate amount of time deposits in denominations of $100,000 or more at July 29, 2011 was $341.0 million. At July 29, 2011, the scheduled maturities of total time deposits were as follows:

July 29, 2011
Fair Value
(dollars in thousands)
Due in 2011	$171,662
Due in 2012	416,366
Due in 2013	64,840
Due in 2014	18,875
Due in 2015	30,031
Thereafter	11,624

Total	$713,398

Note 9 — FHLB Advances and Securities Sold Under Agreements to Repurchase
As of the acquisition date, there were $107.1 million of outstanding borrowings from the FHLB and $85.8 million of securities sold under repurchase agreements recorded at estimated fair value. The FHLB borrowings were secured by a blanket lien on eligible loans plus securities. The advances were recorded at their estimated fair values which were derived using prepayment pricing supplied by the FHLB. The repurchase agreements were secured by investment securities. The fair values of the repurchase agreements were also derived using prepayment pricing supplied by the contract counter parties. All of these FHLB advances and repurchase agreements were paid off during August 2011 and September 2011. The weighted average rates of the FHLB advances and securities sold under repurchase agreements was 3.45% and 4.60% respectively at the acquisition date.
Note 10 — Subsequent Event
On October 3, 2011, Old National Bank agreed to sell the deposits of four former Integra branches located in the Chicago market to First Midwest Bank. In addition, First Midwest Bank has agreed to purchase the Plainfield South facility at 2320 S. Rt. 59, Plainfield, Illinois as part of this transaction. The other 3 facilities in the Chicago area will become the property of the FDIC once the transaction is completed, and all deposit accounts will be moved to First Midwest Bank locations. All loan accounts from these four branches will remain with Old National as a part of its loss-share agreement with the FDIC. This transaction is expected to close around December 3, 2011.